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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-96212 on Form S-8 and Registration Statement No. 33-95464 on Form S-3 of Sanctuary Woods Multimedia Corporation of our report dated February 23, 1995 (except for the second paragraph of Note 2 and the first paragraph of Note 13 which are as of April 15, 1997, and the second paragraph of Note 8 which is as of September 20, 1995), which includes an explanatory paragraph referring to the Company's change in functional and reporting currency to United States dollars from Canadian dollars, appearing in this Annual Report on Form 10-K of Sanctuary Woods Multimedia Corporation for the year ended March 31, 1997.

DELOITTE & TOUCHE

Chartered Accountants
Vancouver, Canada

June 27 , 1997